Dennis G. McLaughlin, III
Chief Executive Officer
Earth Biofuels, Inc.
Earth LNG, Inc.
3001 Knox Street, Suite 303
Dallas, Texas 75205

Re:           Acquisition of Earth LNG, Inc.

Dear Mr. McLaughlin:

This binding letter of intent (the “Letter of Intent”) sets forth the understanding of the mutual intentions of the below parties regarding the proposed transaction between on the one hand, PNG Ventures, Inc., a Nevada corporation, (“PNGX”) and, on the other hand, both Earth Biofuels, Inc., a Delaware corporation (“EBOF”) and Earth LNG, Inc., a Texas corporation and wholly owned subsidiary of EBOF (“Earth LNG” and, together with EBOF, the “EBOF Parties”) (PNGX, EBOF and Earth LNG may be referred to hereinafter individually as a “Party” and collectively as the “Parties”).

Each Party understands and acknowledges that this is a binding Letter of Intent and therefore creates a legally binding contract, which will be subject to the Definitive Agreements (as defined below). All Parties agree to make all best and expeditious efforts to complete the Definitive Agreement on or before June 30, 2008 (the “Closing Date”).

1.             Transaction Architecture.  Earth LNG currently owns and will own at closing, through one or more subsidiary entities, (i) 100% of the “LNG” production facility located in Topock, Arizona, (ii) certain lease, rental, delivery, purchase, contract and related rights, and (iii) all fixtures, buildings, machinery and other assets of Earth LNG and its subsidiaries (collectively, the “LNG Assets”) as are currently in place. PNGX will acquire from EBOF, 100% of the issued and outstanding shares of Earth LNG (which shall at closing, include and thereby transfer, all of the LNG Assets) such that Earth LNG and all of its subsidiaries will be wholly owned by PNGX (the “Transaction”).  Pursuant to the Transaction, and presuming satisfaction of all closing conditions and satisfactory Definitive Agreements, PNGX will acquire 100% of Earth LNG (which, for the avoidance of doubt, shall include all of the LNG Assets held by it or its subsidiaries) in exchange for a controlling interest of PNGX common stock.  Additionally, shares of PNGX may be used to discharge certain secured and unsecured indebtedness, so that total indebtedness of Earth LNG and its subsidiaries include no more than $32,500,000, some or all of which may be secured only by a lien on the actual assets an not by any pledge of securities of PNGX or of the subsidiaries.  PNGX shall acquire Earth LNG without having to issue debt or assume any indebtedness (provided that indebtedness of the subsidiaries secured by land in the Topock Arizona property only is acceptable).  The Transaction may be structured as a securities purchase agreement, asset purchase or similar transaction. No assurance can be made that the Transaction will not be taxable.

2.             Definitive Agreements.    After receipt of this fully executed Letter of Intent, the Parties will commence preparation of definitive agreements which will effect the Transaction and arrangements contemplated herein (the “Definitive Agreements”). The Definitive Agreements will contain the provisions outlined above, in addition to the usual and customary representations and warranties, covenants assuring marketable title to Earth LNG and of the LNG Assets by Earth LNG and its subsidiaries, conditions, and indemnifications for transaction of this kind, including, without limitations: environmental, tax and securities filings, and corporate filings, and the accuracies of all of the same.

3.             Due Diligence.      For a period not to exceed ten (10) days subsequent to the execution of this Letter of Intent, the Parties shall comply with reasonable requests to review relevant information concerning themselves and business entities they are affiliated with, insofar as such requests are reasonably related to the completion of the Transaction and the execution of the going-forward plan of operating the post-Transaction business. Upon the execution of this Letter of Intent by all Parties, the Parties shall immediately mutually exchange the following:

-   All Financial Statements

-   History of financings and related documents

-   Certificate of Incorporation (with any amendments thereto)

-   All board minutes

-   Bylaws (with any amendments thereto)

-   Current shareholder list

-   Title report relating to the Topock Arizona LNG facility and its buildings and structures and UCC report relating to fixtures, as well as a schedule of assets, leases (including, without limitation equipment, vehicle and heavy machinery leases) and rental/lease obligations, as well as a current list of orders, all as of a recent date, all of which shall be kept confidential.

4.             Transaction Document Expenses.  The EBOF Parties shall individually and collectively be solely responsible for all fees and expenses of the Parties agents, advisors, attorneys and accountants with respect to the negotiation of this Letter of Intent, the negotiation and drafting of the Definitive Agreements and, if Definitive Agreements are executed, the closing of the Transaction.

5.             Termination Fee/No Shop.      Until August 30, 2008, neither EBOF, Earth LNG nor any of their subsidiaries or principals may enter into any transaction or agreement to enter into a transaction for the sale of Earth LNG, its subsidiaries or any of the LNG Assets or otherwise encumber or enter into an agreement that would encumber any of the foregoing or enter into any agreement outside of the ordinary course of business or that would otherwise hinder PNGX’s rights or intentions under this agreement.  Similarly, PNGX may not solicit or enter into agreements with other businesses for the acquisition of such business, and neither party may enter into any transaction that would frustrate the intent of the Parties herein. In the event the Transaction is terminated by the EBOF Parties or the Transaction does not close by the Closing Date regardless of reason (other than clear bad faith of PNGX) (a “Termination”), the EBOF Parties shall jointly and severally pay to PNGX, a termination fee of $100,000 (the “Termination Fee”) in addition to the Deposit (as defined below). The Termination Fee shall compensate PNGX for all fees, expenses and losses of opportunity associated with the Transaction and the Termination thereof. On the earlier date of (i) 60 days from the execution of this Letter of Intent and (ii) the date PNGX (a) closes any equity or debt financing or (b) sells any asset, EBOF shall deliver to PNGX, or its creditor/assignee, a $50,000 non-refundable deposit payment (the “Deposit”) via electronic wire transfer or overnight delivery of a cashiers check to PNGX’s address first listed above. The Deposit may be used by PNGX for any purpose, including repayment of professional fees or consulting fees, and as part of the consideration for entering into settlement and indemnification agreement with its principals.  The Deposit shall be delivered to PNGX from EBOF’s interest in the proceeds from the sale of Biofuels Company of America, LLC, an Illinois limited liability company, and shall be delivered pursuant to the Irrevocable Funds Instruction Letter attached hereto as Exhibit A.

6.             EBOF Series A Preferred Redemption.   EBOF currently has issued and outstanding shares of its Series A Preferred Stock. As part of the Transaction terms and in consideration of PNGX entering into the Letter of Intent, PNGX shall, at closing, assume all of EBOF’s obligations to pay the total Redemption Price (as defined in the Certificate of Designation relating to the Series A Preferred Stock) currently owed by EBOF to holders of the Series A Preferred Stock.  After such assumption, EBOF shall no longer be required to make such payment but such payment shall be the sole obligation of PNGX and its subsidiaries.

7.             Public Announcement.    Within five (5) days following the following the date of this Letter of Intent, the Parties shall (i) individually release a Form 8-K with the U.S. Securities and Exchange Commission regarding the Transaction (collectively the “Form 8-K’s” copies of which has been attached hereto as Exhibit B and Exhibit C) and (ii) jointly release a press release regarding the Transaction (the “Joint Press Release” a copy of which has been attached hereto as Exhibit D).  With the exception of the Form 8-K’s and Joint Press Release, the Parties agree not to issue any further press releases or make any further public announcement regarding the Transaction without prior written mutual consent of all Parties, except where a public announcement is otherwise required by law.

8.             Jurisdiction.  Florida state courts, using Florida law.

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this Letter of Intent acknowledging your agreement to the terms outlined above and fax it to 760-804-8845.

Best regards,

PNG VENTURES, INC.

 /s/ Kevin Markey
By: Kevin Markey
Its: Interim Chief Executive Officer

Agreed and accepted by:

EARTH BIOFUELS, INC.

 /s/ Dennis G. McLaughlin, III
By: Dennis G. McLaughlin, III
Its: Chief Executive Officer

EARTH LNG, INC.

 /s/ Dennis G. McLaughlin, III
By: Dennis G. McLaughlin, III
Its: Chief Executive Officer

Dennis G. McLaughlin, III
Chief Executive Officer
Earth Biofuels, Inc.
Earth LNG, Inc.
3001 Knox Street, Suite 303
Dallas, Texas 75205

Re:           First Amended and Restated Binding Letter of Intent.

On or about May 15, 2008 (i) PNG Ventures, Inc., a Nevada corporation, (“PNGX”) on one hand, and, (ii) both Earth Biofuels, Inc., a Delaware corporation (“EBOF”) and Earth LNG, Inc., a Texas corporation and wholly owned subsidiary of EBOF (“Earth LNG” and, together with EBOF, the “EBOF Parties”) on the other hand, entered into a binding letter of intent (the “Original LOI”). (PNGX, EBOF and Earth LNG may be referred to hereinafter individually as a “Party” and collectively as the “Parties”).

The Parties hereby enter into this First Amended and Restated Binding Letter of Intent (the “Amended LOI”) whereby the Parties agree to ratify, assume and incorporate by reference every term, condition, restriction, recital, preamble, paragraph, section, subsection, article and executory page set forth in the Original LOI, with the exception of the restatement of Sections 3 and 6 of the Original LOI which shall be amended, completely restated and incorporated herein as follows:

3.           Due Diligence.  The time during which the due diligence described in the Original LOI may take place shall be extended ten (10) calendar days from May 22, 2008.

6.           Assumption of Financial Obligations.  The EBOF Parties are currently indebted to: (i) Black Forest International, LLC (“BFI”) pursuant to shares of EBOF’s Series A Preferred Stock currently issued to BFI; (ii) Fourth Third Capital, LLC (“Fourth Third”) pursuant to the Credit Agreement dated February 28, 2007; and (iii) Greenfield Commercial Credit, LLC (“Greenfield”) pursuant to the Intercreditor Agreement dated as of March 1, 2007 and subsequently amended on July 31, 2007. (“Greenfield”) (BFI, Fourth Third and Greenfield may be referred to collectively as the “EBOF Obligees”).  PNGX shall assume all financial obligations owed by the EBOF Parties to the EBOF Obligees.

Each Party understands and acknowledges that this is a binding agreement and therefore creates a legally binding contract, which will be subject to the Definitive Agreements (as defined in the Original LOI).

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this Letter of Intent acknowledging your agreement to the terms outlined above and fax it to 760-804-8845.

Best regards,

PNG VENTURES, INC.

 /s/ Kevin Markey
By: Kevin Markey
Its: Interim Chief Executive Officer

Agreed and accepted by:

EARTH BIOFUELS, INC.

 /s/ Dennis G. McLaughlin, III
By: Dennis G. McLaughlin, III
Its: Chief Executive Officer

EARTH LNG, INC.

 /s/ Dennis G. McLaughlin, III
By: Dennis G. McLaughlin, III
Its: Chief Executive Officer